As filed with the Securities and Exchange Commission on January 16, 2025

Registration No. 333-249782

Registration No. 333-249781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249782

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249781

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GATOS SILVER, INC.

(Exact name of registrant as specified in its charter)

Delaware	c/o First Majestic Silver Corp. Suite 1800 - 925 West Georgia Street Vancouver, British Columbia, Canada V6C 3L2 (604) 688-3033	27-2654848
(State or other jurisdiction of incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(IRS Employer Identification No.)

Gatos Silver, Inc. Long Term Incentive Plan

Sunshine Silver Mining & Refining Corporation Non-Qualified Deferred Compensation Plan for Senior Executives and Outside Directors

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-668

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. Miller Anthony Epps Dorsey & Whitney LLP Suite 855 - 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	James Beeby Lisa Stewart Bennett Jones LLP Suite 2500 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8 Canada (604) 891-5326	David Soares Chief Financial Officer First Majestic Silver Corp. Suite 1800- 925 West Georgia Street Vancouver, British Columbia V6C 3L2 Canada (604) 688-3033

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Gatos Silver, Inc. (“Gatos Silver”) with the Securities and Exchange Commission:

1. Registration No. 333-249782, filed on October 30, 2020, relating to the Gatos Silver Inc. Long Term Incentive Plan.

2. Registration No. 333-249781, filed on October 30, 2020, relating to the Sunshine Silver Mining & Refining Corporation Non-Qualified Deferred Compensation Plan for Senior Executives and Outside Directors, as amended and restated.

On January 16, 2025, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 5, 2024, by and among Gatos Silver, First Majestic Silver Corp. (“First Majestic”) and Ocelot Transaction Corporation, a wholly-owned subsidiary of First Majestic (“Merger Sub”), Merger Sub merged with and into Gatos Silver with Gatos Silver continuing as the surviving entity and a direct, wholly-owned subsidiary of First Majestic. As a result of the transactions contemplated by the Merger Agreement, Gatos Silver has terminated any and all offerings of its securities pursuant to the Registration Statements and Gatos Silver hereby removes from registration and deregisters all such securities registered for issuance pursuant to the Registration Statements that remain unsold as of the date hereof, if any, in accordance with the related undertaking made by Gatos Silver in Part II of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 16th day of January, 2025.

GATOS SILVER, INC.

By:	/s/ Keith Neumeyer
Name: Keith Neumeyer
Title: President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8 on behalf of Gatos Silver.